UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 22, 2022

Date of Report (Date of earliest event reported)

Can B̅ Corp.

(Exact name of registrant as specified in its charter)

Florida	000-55753	20-3624118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 South Broadway, Suite 120 Hicksville, NY	11801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-595-9544

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	CANB	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 22, 2022, Can B Corp., a Florida corporation (the “Company”) entered into a definitive agreement (the “Agreement”) with American Development Partners (“ADP”) for the development of Health & Wellness product and CBD Lounges (“Lounges”). Pursuant to the Agreement, ADP will develop up to 100 Lounges (with the first 50 committed to by the Company with an option of the Company to develop 50 more) to be operated by the Company or its affiliates. Each Lounge is expected to have development costs of approximately $4M. The Company has agreed that ADP will be the exclusive developer of its Lounges during the term of the Agreement. ADP will receive a development fee of 10% of the total development costs for each Lounge.

The Company will enter into a lease for each Lounge developed by ADP. Rent will equal total development costs, including land acquisition costs and the development fee, multiplied by a rent factor to be determined on a Lounge-by-Lounge basis, which factor will be capped at 10. Rent will increase by 2% annually. A security deposit of one month rent will be required. The lease will begin upon receiving certificate of occupancy for the applicable Lounge. The leases will be triple net. All leases must be guaranteed by the Company if it is not the tenant. The leases will be for 20 year terms.

The term of the Agreement is 10 years unless earlier terminated per the terms of the Agreement. The Agreement contains indemnification, confidentiality, and non-circumvention obligations for both parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Can B̅ Corp.

Date: March 4, 2022	By:	/s/ Marco Alfonsi
Marco Alfonsi, CEO